Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of Aerie Pharmaceuticals, Inc. of our report dated May 10, 2013, except for the effects of the reverse stock split described in Note 16 as to which the date is October 11, 2013, relating to the financial statements of Aerie Pharmaceuticals, Inc., which appears in Aerie Pharmaceuticals, Inc. Form S-1 Registration Statement, as amended on October 21, 2013.

/s/ PricewaterhouseCoopers LLP

Florham Park, NJ

October 30, 2013